Exhibit T3A-1

TERRITORY OF THE BRITISH VIRGIN ISLANDS
BVI BUSINESS COMPANIES ACT, 2004

[GRAPHIC:  BAR CODE]

CERTIFICATE OF INCORPORATION
(SECTION 7)

The REGISTRAR of CORPORATE AFFAIRS, of the British Virgin Islands HEREBY CERTIFIES, that pursuant to the BVI Business
Companies Act, 2004, all the requirements of the Act in respect of incorporation having been complied with,

OAS Restructuring (BVI) Limited

BVI COMPANY NUMBER: 1924668

is incorporated in the BRITISH VIRGIN ISLANDS as a BVI BUSINESS COMPANY, this 28th day of September, 2016.

for REGISTRAR OF CORPORATE AFFAIRS
28th day of September, 2016
[STAMP OF REGISTRAR OF CORPORATE AFFAIRS]